EXHIBIT 10.15

SPECIFIC RELEASE

To:	MR. VASILEIOS K. KONSTANTAKOPOULOS (the “Personal Guarantor”)

From:	EMPORIKI BANK OF GREECE S.A. (the “Bank”)

24th November, 2009

Dear Sir,

We refer to:

1.

a loan agreement dated 12th May, 2008, entered into between (a) CHRISTOS MARITIME CORPORATION, of Liberia and COSTIS MARITIME CORPORATION, of Liberia, as joint and several co-borrowers and co-debtors (therein and hereinafter together called the “Borrowers”) and (b) the Bank, as lender, as amended and/or supplemented by a first supplemental letter thereto dated 28th January, 2009 (the said loan agreement as amended and/or supplemented by the said first supplemental letter and as the same may from time to time be further amended and/or supplemented is hereinafter called the “Loan Agreement”) pursuant to which the Bank agreed under the terms contained therein to make available to the Borrowers a floating interest rate loan facility in the aggregate amount of up to One hundred fifty million United States Dollars ($150,000,000) (the “Loan”) for the purposes therein described;

2.

a Master Agreement (on the 1992 ISDA (Multicurrency - Crossborder) form as modified) dated as of 12th May, 2008 and made between the Borrowers, as Party B and the Bank, as Party A, the Borrowers have entered or may enter into certain Transactions (as such term is defined in the said master agreement) pursuant to separate Confirmations (as such term is defined in the said master agreement) (the said master agreement and any schedule thereto, all Transactions from time to time entered into or Confirmations exchanged under the said master agreement and any amending, supplemental or replacement agreement are hereinafter called the “Master Agreement”); and

2.

the Personal Guarantee dated 12th May, 2008 executed by the Personal Guarantor in favour of the Bank in security of all the obligations of the Borrower under the Loan Agreement and the Master Agreement (the “Personal Guarantee”);

AND we hereby CONFIRM that as of the date of this Specific Release, the Bank hereby releases and discharges completely and absolutely as from the date hereof you, the Personal Guarantor of all his respective obligations and/or liabilities of whatsoever nature howsoever and wheresoever arising under and in connection with the Personal Guarantee.

Terms used herein and not otherwise defined shall have the same meaning given to them in the Loan Agreement and /or the Master Agreement (as the case may be).

This Specific Release shall be governed by and construed in accordance with Greek law.

For and on behalf of

EMPORIKI BANK OF GREECE S.A.

By:	By:

Name: Christina Margelou	Name: Chryssa Voulgari

Title: Authorised Officer	Title: Authorised Officer